Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

THIRD QUARTER 2022 RESULTS

MIDLAND, Texas, November 10, 2022/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its third quarter ended September 30, 2022.

For the quarter ended September 30, 2022, the Company reported revenues of $3,538,000, an increase of approximately 85% compared to $1,914,000 for the comparable quarter ended September 30, 2021. For the third quarter of 2022, the Company reported a net loss of $7,603,000 or $0.32 loss per common share compared to a net loss of $7,865,000 or $0.33 loss per common share for the third quarter of 2021. The Company reported negative EBITDA of $5,332,000 for the quarter ended September 30, 2022 compared to negative EBITDA of $4,662,000 for the quarter ended September 30, 2021.

For the nine months ended September 30, 2022, the Company reported revenues of $22,818,000, an increase of approximately 65% compared to $13,855,000 for the nine months ended September 30, 2021. For the nine months ended September 30, 2022, the Company reported a net loss of $17,672,000 or $0.74 loss per common share compared to a net loss of $22,110,000 or $0.94 loss per common share for the nine months ended September 30, 2021. The Company reported negative EBITDA of $10,334,000 for the nine months ended September 30, 2022 compared to negative EBITDA of $12,187,000 for the nine months ended September 30, 2021.

During the third quarter of 2022, the Company operated one small crew beginning in August for most of the quarter with a second small crew deployed for intermittent periods during the back half of the quarter. The projects completed in the third quarter were small in size and not in close proximity to one another, which had a negative effect on operating efficiencies. The Company did not operate a crew in Canada in the third quarter.

The company expects crew activity levels to increase in both the lower 48 and Canada in the fourth quarter and extending into the first quarter of 2023. Channel count utilization on both crews operating in the lower 48 increased in October. Based on currently available information, the Company anticipates operating one mid-size channel count crew in November increasing to a large channel count crew later in the quarter with intermittent periods of a second small to mid-size channel count crew in the lower 48. Canadian activity is scheduled to begin earlier than in recent years with up to two crews of varying sizes operating during the back half of the fourth quarter.

Visibility into 2023 has improved. In the lower 48, channel utilization is expected to be at a higher level on one crew with a second smaller crew operating periodically in the first quarter. Currently, expected projects are anticipated to support up to two mid to large channel count crews beginning late first or early second quarter and extending into the third quarter of 2023. We anticipate activity level sufficient to support up to three crews in Canada during the first quarter of 2023, with the Canadian season expected to end around the conclusion of the first quarter.

Capital expenditures were $470,000 for the nine months ended September 30, 2022, primarily for rolling stock and maintenance capital requirements. The Company's Board of Directors approved an initial capital budget of $5,000,000 for 2022 in January and does not anticipate spending a significant portion of the proposed budget in 2022. Cash, restricted cash and short-term investments at September 30, 2022 were $23,864,000 compared to $41,601,000 at September 30, 2021. Working capital was $23,631,000 at September 30, 2022 compared to $39,374,000 at September 30, 2021.

Stephen C. Jumper, CEO and President of Dawson Geophysical, said, “Historically, the oil and gas industry, when emerging from a downturn, tends to affect exploration and production (“E&P”) companies first, followed by the oilfield service sector, predominantly drilling operators and completion companies, and finally, related services such as the seismic sector. That said, while conditions in the North American seismic market remain challenged, demand for the company’s services and activity levels continues to improve. Such improvement is not driven in broad strokes as seen within E&P companies and others in the oil services sector; rather, demand for our services is currently target specific and difficult to predict. Bid and crew activity outside of the Permian and Delaware basins are beginning to materialize in predominately natural gas driven basins and, to a lesser extent, in areas of interest for carbon capture projects. The Company modestly increased activity during the third quarter with up to two small to mid-size crews working intermittently. As noted above, the Company anticipates operating one mid-size channel count crew in November increasing to a large channel count crew later in the quarter, with potential intermittent periods of a second small to mid-size channel count crew in the lower 48.

Looking forward into the fourth quarter of 2022 and through the second quarter of 2023, activity level and channel count utilization are anticipated to meaningfully improve in the lower 48. Canada is expected to experience a robust first quarter of 2023 with the anticipated deployment of up to three crews. We now have some visibility beyond the second quarter of 2023 in the lower 48. The mixture of projects are larger in size and channel count and we expect improved efficiency on these projects. We expect to complete one project in the fourth quarter related to carbon capture and sequestration in the lower 48, our largest such stand-alone project to date.”

Jumper continued, “E&P companies continue to maintain their focus on capital discipline, shareholder buybacks and dividend payouts. E&P capital spending levels increased steadily in 2022 and are anticipated to grow at a similar level in 2023. Oilfield service activities as a whole improved in other sectors in 2022 and appear they will do so again in 2023, which is a positive sign for the seismic sector. Management’s continued engagement with the Company’s longstanding clients in recent quarters, our commitment to maintaining personnel resources and our industry leading equipment base positions us to take advantage of opportunities as they arise over the next several quarters.”

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental United States and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s preliminary and unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP.  When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; changes in exploration and production spending by our customers and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers, particularly during extended periods of low prices for crude oil and natural gas; the volatility of oil and natural gas prices; changes in economic conditions; the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting negative impact on demand for oil and gas; surpluses in the supply of oil and the ability of OPEC+ to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry currently resulting from the impact of the foregoing factors, which is negatively impacting our business; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and remote work arrangements; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 18, 2022 and any subsequent Quarterly Reports on Form 10-Q filed with the SEC. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited and amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating revenues	$3,538	$1,914	$22,818	$13,855

Operating costs:
Operating expenses	6,357	3,975	23,008	18,247
General and administrative	2,556	2,443	10,502	7,996
Depreciation and amortization	2,373	3,249	7,458	10,083
	11,286	9,667	40,968	36,326

Loss from operations	(7,748)	(7,753)	(18,150)	(22,471)

Other income (expense):
Interest income	90	50	144	176
Interest expense	(4)	(4)	(24)	(16)
Other income (expense), net	43	(158)	358	201
Loss before income tax	(7,619)	(7,865)	(17,672)	(22,110)

Income tax benefit	16	—	—	—

Net loss	(7,603)	(7,865)	(17,672)	(22,110)

Other comprehensive (loss) income:
Net unrealized (loss) income on foreign exchange rate translation, net	(566)	(307)	(1,238)	105

Comprehensive loss	$(8,169)	$(8,172)	$(18,910)	$(22,005)

Basic loss per share of common stock	$(0.32)	$(0.33)	$(0.74)	$(0.94)

Diluted loss per share of common stock	$(0.32)	$(0.33)	$(0.74)	$(0.94)

Cash dividend declared per share of common stock	$-	$-	$-	$-

Weighted average equivalent common shares outstanding	23,812,329	23,632,112	23,772,843	23,545,693

Weighted average equivalent common shares outstanding - assuming dilution	23,812,329	23,632,112	23,772,843	23,545,693

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	September 30,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,599	$25,376
Restricted cash	5,000	5,000
Short-term investments	265	265
Accounts receivable, net	4,017	8,905
Prepaid expenses and other current assets	6,891	3,313
Total current assets	34,772	42,859

Property and equipment, net	19,101	26,349
Right-of-use assets	4,254	4,435
Intangibles, net	361	395

Total assets	$58,488	$74,038

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,921	$2,580
Accrued liabilities:
Payroll costs and other taxes	368	1,066
Other	1,264	1,338
Deferred revenue	4,378	1,344
Current maturities of notes payable and finance leases	116	302
Current maturities of operating lease liabilities	1,094	961
Total current liabilities	11,141	7,591

Long-term liabilities:
Notes payable and finance leases, net of current maturities	—	8
Operating lease liabilities, net of current maturities	3,614	3,942
Deferred tax liabilities, net	20	20
Total long-term liabilities	3,634	3,970

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 23,812,329 and 23,692,379 shares issued, and 23,812,329 and 23,643,934 shares outstanding at September 30, 2022 and December 31, 2021, respectively	238	237
Additional paid-in capital	155,413	155,268
Accumulated deficit	(109,690)	(92,018)
Treasury stock, at cost; 0 and 48,445 shares at September 30, 2022 and December 31, 2021, respectively	—	—
Accumulated other comprehensive loss, net	(2,248)	(1,010)
Total stockholders’ equity	43,713	62,477

Total liabilities and stockholders’ equity	$58,488	$74,038

Reconciliation of EBITDA to Net Loss

(amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss	$(7,603)	$(7,865)	$(17,672)	$(22,110)
Depreciation and amortization	2,373	3,249	7,458	10,083
Interest (income) expense, net	(86)	(46)	(120)	(160)
Income tax benefit	(16)	-	-	-
EBITDA	$(5,332)	$(4,662)	$(10,334)	$(12,187)

Reconciliation of EBITDA to Net Cash Used in Operating Activities

(amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net cash used in operating activities	$(4,689)	$(4,075)	$(4,569)	$(5,373)
Changes in working capital and other items	(349)	(205)	(4,604)	(5,706)
Non-cash adjustments to net loss	(294)	(382)	(1,161)	(1,108)
EBITDA	$(5,332)	$(4,662)	$(10,334)	$(12,187)